July 24, 2002

SAUER-DANFOSS INC. REPORTS STRONG SECOND QUARTER 2002 RESULTS

AMES, Iowa, USA, July 24, 2002—Sauer-Danfoss Inc. (NYSE:  SHS; FSE:  SAR) today announced its financial results for the second quarter ended June 30, 2002.

SECOND QUARTER REVIEW

Results of Second Quarter Exceed Earlier Expectations

Net income for the second quarter 2002 was $9.4 million, or $0.20 per share, compared to net income for the second quarter 2001 of $4.2 million, or $0.09 per share.  Excluding goodwill amortization, second quarter 2001 earnings per share were $0.10.  On a comparable basis, second quarter 2002 earnings increased 93 percent over the prior year period.

Sales Are Strong

Net sales for the second quarter were $264.1 million, an increase of 19 percent compared with sales for the second quarter 2001 of $221.6 million.  On a comparable basis, excluding sales from acquisitions completed in 2002 and currency impact, sales increased by 4 percent.  Net sales in the Americas for the quarter were up 9 percent compared to prior year, European net sales were up 22 percent and Asia-Pacific net sales were up $9.8 million, or 163 percent.  On a comparable basis, excluding the impact of acquisitions and currency in Europe and Asia-Pacific, net sales were up 4 percent in Europe and down 7 percent in Asia-Pacific.

Excluding 2002 acquisitions, second quarter 2002 sales to Original Equipment Manufacturers (“OEM’s”) were up by 13 percent over the second quarter of last year, while sales to distributors were down 4 percent, as they continue to reduce inventory levels and are impacted by continued weakness in some of the markets they serve.  Within OEM, sales into the turf care market were up 35 percent, reflecting increased use of hydrostatic transmissions in the consumer market and a significant new program win.  Sales into the construction market and agricultural market were both up 11 percent.  Road building sales were up 2 percent, and specialty vehicle sales were up 1 percent.

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster DK-6430 Nordborg

Orders and Backlogs up Significantly

Total backlog at the end of the second quarter 2002 was $341.9 million, up 20 percent from last year’s second quarter, and on a comparable basis up 5 percent excluding acquisitions and currency impact.  Backlog in the Americas was up 8 percent over the same period last year, while European backlog was up 26 percent.  European backlog was down 4 percent after excluding the impact of acquisitions and currency.  Asia-Pacific backlogs were up $14.9 million, or 383 percent, and up $4.2 million or 108 percent excluding acquisitions and currency impact.  Orders received for the second quarter 2002 were $259.1 million, up 40 percent from the same period last year, and up 18 percent excluding acquisitions and currency impact.  Orders received in the Americas were up 17 percent and European orders were up 49 percent, and up 27 percent excluding acquisitions and currency impact.  Orders for Asia-Pacific, excluding the impact of acquisitions and currency, were down $1.9 million or 41 percent.

David Anderson, President and Chief Executive Officer, commented, “We are very pleased with our second quarter results.  For the first time in over a year, we are able to report increases in both sales and earnings.  Additionally, sales into all OEM markets were up, with turf care generating a significant increase.  Our sales trends are particularly encouraging when compared to the overall mobile fluid power market and the specific data of others reporting in our industry.   We believe this reflects our continued market share gains.  While our improved earnings partially reflect the upturn in our markets, our results also reflect the benefit of further market expansion of recent customer program wins, as well as our ongoing efforts to reduce costs.  In the first six months of the year, our fixed costs declined by approximately $7.0 million, or 5 percent as compared to the first six months of 2001.”

Anderson continued, “Our orders and backlogs are also very strong.  While encouraged, we are keeping a very close watch on these data points as our customer order rates often fluctuate considerably from quarter to quarter.  It is important to note that the second quarter of last year was particularly weak, as orders were hit especially hard by customer cancellations and move outs as the recession began to impact demand.”

SIX MONTH REVIEW

Year to Date Results Climb Back to Level with Prior Year, Driven by Strong 2nd Quarter

Net income for six months 2002 was $16.8 million, or $0.36 per share, compared with net income for the prior year of $16.4 million, or $0.35 per share.  Excluding goodwill amortization, 2001 earnings per share for the six months were $0.38.

Net sales for six months 2002 were $507.2 million, an increase of 5 percent over sales of $482.7 million for 2001.  On a comparable basis, excluding the sales of companies acquired in 2002, net sales were level with last year.

Strong Cash Flow Reflects Management Focus

Cash provided from operations amounted to $53.0 million for the six months 2002, up significantly from $35.3 million in the prior year period.  Capital expenditures were $14.1 million, down by $18.5 million from last year’s level of $32.6 million.

“For the past four quarters, we have been sharply focused on improving our cash flow, and our strong cash flow from operations reflects our ability to execute on our strategy,” stated Anderson.  “For the first six months of the year, our cash flow from operations of $53.0 million was up 50 percent over last year on level earnings and considerably exceeded our capital expenditures and cash acquisitions.  Cash flow management initiatives will remain a high priority for Sauer-Danfoss going forward.”

SEGMENT RESULTS

Increased Sales and Profits in all Segments

The Company’s segments have changed from prior year due to a change in how management evaluates its performance.  Prior to 2002, the Company’s segments were based on a geographic segmentation.  Starting with the first quarter of 2002, the Company is reporting its segment results on a product line basis: Propel, Work Function, and Controls.  Propel products include hydrostatic transmissions and related components that transmit power from a vehicle’s engine to its wheels to propel the vehicle.  Work Function products include power assist steering components as well as pumps and motors, which transmit power so the vehicle can perform the work activities for which it was designed.  Controls products include components such as electrohydraulic controls, microprocessors, and valves that direct the power of a vehicle as commanded by the vehicle’s operator.

Propel product sales of $126.0 million for the second quarter 2002 were up 19 percent, compared to prior year sales of $105.7 million.  Propel segment income from operations for the second quarter 2002 was $17.7 million compared to $10.6 million last year, an increase of 67 percent.

Work Function product sales of $77.3 million for the second quarter 2002 were up 16 percent compared to prior year sales of $66.9 million.  Work Function segment income from operations for the second quarter 2002 was $8.3 million compared to $5.0 million last year, an increase of 66 percent.

Controls second quarter 2002 product sales of $60.9 million were up 25 percent compared to prior year sales of $48.9 million.  Segment income from operations for the second quarter 2002 was $3.5 million compared to $1.3 million last year, an increase of 169 percent.

In addition to the three operating segments reported above, “Global Services and Other Expenses, net” includes unallocated global general and administrative expenses and other income and expense.  These costs amounted to $7.4 million in the second quarter 2002 compared to $3.7 million in the second quarter 2001.  The increased net expense for the second quarter 2002 reflects lower currency gains compared to the second quarter 2001.

OUTLOOK

Markets Starting to Turn Up, Earnings Expected to Follow

Anderson concluded, “The upturn in sales, orders, and backlog are the first strong positive signs we have seen in over a year.  This certainly gives us encouragement that we are now coming off the bottom of the cycle and are on our way up.  At the same time, we continue to get mixed signals from the market, as our order books have yet to show consistent signs of improvement.  Based on what we see in our markets today, and our years of experience in this business, we believe it is prudent to remain conservative in our outlook for the remainder of the year.  Furthermore, the second half of the year has traditionally lagged the first half and it is very difficult to foresee how this seasonal effect and the general economic recovery will offset each other.  Nevertheless, based on our strong results in the first half of the year, we expect to generate earnings of $0.40 to $0.55 per share for the full year.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,500 employees worldwide and sales of about $ 950 million, has manufacturing and engineering capabilities in Europe, the Americas and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

This press release contains “forward-looking statements”, statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company’s interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; major customers’ product and program development plans and the Company’s role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing;  labor relations; the Company’s execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		26 Weeks Ended
(Dollars in thousands except per share data)	June 30, 2002	July 1, 2001	June 30, 2002	July 1, 2001
Net sales	264,117	221,641	507,165	482,743
Cost of sales	196,024	169,203	380,031	364,906
Gross profit	68,093	52,438	127,134	117,837
Selling	16,362	14,723	32,032	29,124
Research and development	9,677	9,528	19,036	19,768
Administrative	18,126	16,234	32,816	30,901
Total operating expenses	44,165	40,485	83,884	79,793
Income from operations	23,928	11,953	43,250	38,044
Nonoperating income (expenses):
Interest expense, net	(4,443)	(4,090)	(8,686)	(8,761)
Minority interest	(3,895)	(2,271)	(7,527)	(5,634)
Equity in net earnings of affilliates	216	—	265	—
Other, net	(1,732)	1,248	(1,430)	3,271
Income before income taxes	14,074	6,840	25,872	26,920
Income taxes	(4,680)	(2,668)	(9,028)	(10,499)
Net income	9,394	4,172	16,844	16,421
Net income per share:
Basic and diluted net income per common share	0.20	0.09	0.36	0.35
Basic weighted average shares outstanding	47,395	47,395	47,395	46,556
Diluted weighted average shares outstanding	47,405	47,397	47,404	46,559
Cash dividends per common share	0.07	0.07	0.14	0.14

PRO FORMA RESULTS EXCLUDING GOODWILL AMORTIZATION

	13 Weeks Ended		26 Weeks Ended
(Dollars in thousands except per share data)	June 30, 2002	July 1, 2001	June 30, 2002	July 1, 2001
Reported net income	9,394	4,172	16,844	16,421
Add back goodwill amortization	—	708	—	1,416
Adjusted net income	9,394	4,880	16,844	17,837
Net income per share:
Reported basic and diluted net income per common share	0.20	0.09	0.36	0.35
Add back goodwill amortization	—	0.01	—	0.03
Adjusted basic and diluted net income per common share	0.20	0.10	0.36	0.38

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		26 Weeks Ended
(Dollars in thousands)	June 30, 2002	July 1, 2001	June 30, 2002	July 1, 2001
Net sales
Propel	125,955	105,750	249,910	235,890
Work Function	77,304	66,942	150,116	143,184
Controls	60,858	48,949	107,139	103,669
Total	264,117	221,641	507,165	482,743
Segment Income (Loss)
Propel	17,747	10,601	31,661	25,605
Work Function	8,284	4,959	15,456	14,258
Controls	3,547	1,298	6,527	7,701
Global Services and Other Expenses, net	(7,382)	(3,656)	(11,824)	(6,249)
Total	22,196	13,202	41,820	41,315

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 changes the accounting for goodwill from an amortization approach to a non-amortization approach, under which goodwill is evaluated at least annually for impairment.  The Statement requires that the Company identify its reporting units and then measure the amount of impairment, if any, based on a comparison of the fair value of a reporting unit to its carrying value.

In connection with the adoption of SFAS No. 142, the Company has completed the initial impairment analysis of goodwill as of January 1, 2002. The results of this evaluation indicate that goodwill related to reporting units within the Work Function and Controls segments could be impaired.

The Company is proceeding with the final phase of the evaluation to determine the amount of impairment by December 31, 2002.  Any adjustment will be a non-cash charge booked as a 2002 cumulative effect of change in accounting principle for the write-off of goodwill.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	26 Weeks Ended
(Dollars in thousands)	June 30, 2002	July 1, 2001
Cash flows from operating activities:
Net income	16,844	16,421
Depreciation and amortization	35,178	33,918
Minority interest in income of consolidated companies	7,527	5,634
Equity in net earnings of affiliates	(265)	—
Net change in receivables, inventories, and payables	(10,407)	(11,494)
Other, net	4,092	(9,220)
Net cash provided by operating activities	52,969	35,259
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,120)	(32,646)
Payments for acquisitions, net of cash acquired	(22,312)	(36,294)
Proceeds from sales of property, plant and equipment	532	—
Net cash used in investing activities	(35,900)	(68,940)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and bank overdrafts	(5,261)	3,735
Net borrowings of long-term debt	15,941	37,211
Cash dividends	(6,638)	(6,637)
Distribution to minority interest partners	(6,646)	(11,860)
Net cash provided by (used in) financing activities	(2,604)	22,449
Effect of exchange rate changes	(968)	(2,667)
Net increase (decrease) in cash and cash equivalents	13,497	(13,899)
Cash and cash equivalents at beginning of year	14,324	24,754
Cash and cash equivalents at end of period	27,821	10,855

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2002	Dec. 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	27,821	14,324
Accounts receivable, net	193,060	134,586
Inventories	137,443	141,652
Other current assets	13,689	23,066
Total current assets	372,013	313,628
Property, plant and equipment, net	425,941	423,195
Other assets	169,589	148,158
Total assets	967,543	884,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	53,914	53,046
Long-term debt due within one year	3,627	9,727
Accounts payable	72,070	57,096
Other accrued liabilities	64,676	49,977
Total current liabilities	194,287	169,846
Long-term debt	272,057	236,026
Long-term pension liability	35,412	31,608
Deferred income taxes	42,900	42,991
Other liabilities	30,774	31,745
Minority interest in net assets of consolidated companies	25,374	25,581
Stockholders’ equity	366,739	347,184
Total liabilities and stockholders’ equity	967,543	884,981